UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 27, 2021

QAD Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35013	77-0105228
(State or other jurisdiction	(Commission	(IRS Employer Identification Number)
of incorporation)	File Number)

100 Innovation Place, Santa Barbara, California	93108
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (805) 566-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	QADA	NASDAQ Global Select Market
Class B Common Stock, $0.001 par value	QADB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. OTHER EVENTS.

As previously announced, on June 27, 2021, QAD Inc., a Delaware corporation (“QAD” or the “Company”, “we”, “us” or “our”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Quick Parent, LLC, a limited liability company organized under the laws of Delaware (“Parent”), and Project Quick Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving and continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (such transaction, the “Merger”).

On September 9, 2021, the Company filed with the U.S. Securities and Exchange Commission (“SEC”) a definitive proxy statement (“Proxy Statement”) in connection with the Merger.

The supplemental disclosures set forth below (the “Supplemental Disclosures”) should be read in conjunction with the Proxy Statement, which is available on the Internet site maintained by the SEC at http://www.sec.gov, along with periodic reports and other information the Company and Parent file with the SEC. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

Litigation Relating to the Merger

As previously disclosed in the Proxy Statement, the Company is aware of four (4) pending cases related to the Merger. On July 2, 2021, a purported stockholder class action was filed in Delaware Chancery Court, captioned Nantahala Capital Partners II L.P. v. QAD Inc., et al. The plaintiff alleges breaches of contract and fiduciary duty against directors Anton Chilton, Scott Adelson, Kathleen Crusco, and Peter van Cuylenburg (the “Director Defendants”), and Pamela M. Lopker, as well as a claim for aiding and abetting a breach of fiduciary duty against Thoma Bravo and certain affiliates of Thoma Bravo relating to the QAD Board’s vote to approve the Merger Agreement. Plaintiff names the Company as a defendant to the extent necessary for any of the relief requested, and seeks to, among other things, enjoin the Closing of the Merger or, in the alternative, damages, including rescissory damages.

On August 5 and 6, 2021, purported shareholders of the Company filed two complaints in the District Court of the Southern District of New York, captioned Stein v. QAD Inc., et. al. and Whitfield v. QAD, Inc., et. al. On September 3, 2021, a purported shareholder of the Company filed a complaint in the District Court of the Eastern District of New York, captioned Parmar v. QAD Inc., et al. All three actions assert federal securities claims under Sections 14(a) and 20(a) of the Exchange Act and related provisions for alleged failures to disclose material information, and seek to enjoin or rescind the Merger with Thoma Bravo and a request for an award of attorneys’ and experts’ fees and damages.

QAD believes that all four pending cases are without any merit.

QAD believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the pending actions described above. QAD is voluntarily supplementing certain disclosures in the Proxy Statement potentially related to plaintiffs’ claims with the Supplemental Disclosures set forth below. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, QAD specifically denies all allegations in the various litigation matters that any additional disclosure was or is required or material.

Supplemental Disclosures

The following Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety. For clarity, new text within restated paragraphs from the Proxy Statement is highlighted with bold, underlined text and deleted text within restated paragraphs from the Proxy Statement is highlighted with strikethrough text.

The disclosure in the section entitled “Background of the Merger” under the heading “Special Factors” beginning on page 21 of the Proxy Statement is hereby amended by deleting the first full paragraph on page 22 and replacing it with:

During this same period, members of the Special Committee recommended to Ms. Lopker that she retain independent financial and legal advisors. Ms. Lopker also expressed to such members her willingness to pursue a process, her openness to consider any type of transaction, her aspiration for her equity interest in the Company to potentially be worth $1 billion, and her preference for retaining an ongoing stake in the Company.

The disclosure in the section entitled “Background of the Merger” under the heading “Special Factors” beginning on page 21 of the Proxy Statement is hereby amended by deleting the fourth full paragraph on page 23 and replacing it with:

On May 11, 2021, on behalf of the Special Committee, representatives of Morgan Stanley received written preliminary, non-binding indications of interest from two of the eight parties who had been sent a process letter, which indications were promptly provided to the Special Committee and its advisors. The two parties who submitted preliminary indications of interest were Thoma Bravo and a party we refer to as Party B. Thoma Bravo’s indication of interest outlined a potential transaction in which QAD stockholders would receive up to $90 per share in cash, subject to further due diligence and negotiations, which cash consideration would be financed with a mixture of debt and equity. Thoma Bravo’s indication of interest independently raised the possibility of Ms. Lopker continuing to hold a portion of her interests in QAD by rolling over a percentage of her holdings and also expressly stated that, in connection with its diligence, Thoma Bravo representatives would require discussions with Ms. Lopker regarding her involvement in the Company following the closing of the proposed transaction. Party B’s indication of interest outlined a potential transaction in which QAD stockholders would receive approximately $86 per share in cash, subject to further due diligence and negotiations, which cash consideration would be financed with a mixture of debt and equity. Morgan Stanley determined the approximate implied per share consideration by using the equity value of $1,913 million set forth in Party B’s indication of interest divided by QAD’s fully diluted share count inclusive of both classes of common stock, consistent with the Special Committee’s view that, based upon deliberations with its retained advisors, the Class A and B shares receive the same consideration. Party B also verbally indicated to representatives of Morgan Stanley its request to meet with Ms. Lopker to discuss her involvement in the Company following the closing of the proposed transaction. Both Thoma Bravo and Party B indicated to representatives of Morgan Stanley that they would each require a support agreement in connection with any transaction, which would require, among other things, that the Lopker Entities vote in favor of the contemplated transaction (subject to certain exceptions) with the relevant counterparty.

The disclosure in the section entitled “Background of the Merger” under the heading “Special Factors” beginning on page 21 of the Proxy Statement is hereby amended by deleting the third full paragraph on page 24 and replacing it with:

Also on May 14, 2021, Messrs. van Cuylenburg and Adelson met with Ms. Lopker to provide her with the high-level terms of the preliminary indications of interest received from each of Thoma Bravo and Party B. Ms. Lopker indicated that she was interested in continuing to have a role in QAD following the closing of a potential transaction if one were to occur, and that she was open to discussions with each of Thoma Bravo and Party B about such role. Ms. Lopker indicated that she had not yet decided whether she would seek a rollover of a portion of her shares in QAD, but that she was strongly leaning in favor of rolling a portion of her shares in QAD as part of a potential transaction.

The disclosure in the section entitled “Background of the Merger” under the heading “Special Factors” beginning on page 21 of the Proxy Statement is hereby amended by deleting the eighth full paragraph on page 26 and replacing it with:

On June 15, 2021, representatives of Morgan Stanley received a proposal, including a revised draft merger agreement from Thoma Bravo, which it promptly shared with the Special Committee and its advisors. Thoma Bravo’s proposal lowered its offer price as compared to its earlier preliminary indication of interest — from $90 per share to $85 per share, due to its view of findings in its recent diligence. Thoma Bravo’s offer proposed that Ms. Lopker may roll $150 million of her shares (valued at $85 per share) and explicitly stated that its proposal, including the price per share in connection with the merger, was not premised or conditioned on any rollover or the terms of such rollover. The offer stated that any investment would include customary rights and protections for minority stockholders. Thoma Bravo indicated that it was ready to execute a definitive agreement in as soon as 72 hours and only had confirmatory due diligence left to complete. On June 15, 2021 QAD’s closing share price of Class A Common Stock was $77.00.

The disclosure in the section entitled “Background of the Merger” under the heading “Special Factors” beginning on page 21 of the Proxy Statement is hereby amended by deleting the fifth full paragraph on page 27 and replacing it with:

On June 18, 2021, at the direction of the Special Committee, representatives of Morgan Stanley communicated to Thoma Bravo that the Special Committee requested that it increase its offer price to $92 per share, which Thoma Bravo stated it was not willing to do. On June 18, 2021, QAD’s closing share price of Class A Common Stock was $72.93. Morgan Stanley also relayed Ms. Lopker’s preference for a higher rollover and a board seat to Thoma Bravo, and suggested that Thoma Bravo remain competitive on these non-price issues.

The disclosure in the section entitled “Background of the Merger” under the heading “Special Factors” beginning on page 21 of the Proxy Statement is hereby amended by deleting the sixth paragraph on page 28 and replacing it with:

In that same meeting, the Special Committee and its advisors discussed Thoma Bravo’s revised offer at $87.50 per share, including whether there was an opportunity to further increase the price given the negotiations over the prior week and Thoma Bravo’s statement that this was its “best and final” offer. The Special Committee and its advisors also discussed the fairness of Thoma Bravo’s proposal’s price and terms to stockholders not affiliated with the Lopker Entities, and that it was an attractive offer. After further discussion and deliberation with its advisors, the Special Committee directed representatives of Morgan Stanley to communicate to Thoma Bravo, that subject to other terms and conditions, the Special Committee would be willing to recommend a transaction at $87.50 per share if such transaction included Thoma Bravo providing a full equity commitment in connection with the financing of the transaction, and no financing contingency. Thoma Bravo’s offer providing for $87.50 per share for both Class A and Class B shares was consistent with Morgan Stanley's communications with potential counterparties, consistent with the Special Committee’s view, which was based upon deliberations with its retained advisors, that all shares of QAD should receive the same consideration. The members of the Special Committee and representatives of Paul, Weiss had further discussion during an executive session of the meeting.

The disclosure in the section entitled “Contribution and Exchange Agreement” under the heading “Special Factors” beginning on page 21 of the Proxy Statement is hereby amended by deleting the second full paragraph under that section on page 74 and replacing it with:

The “Rollover Shares” are comprised of 3,428,571 Shares, consisting of a certain amount of shares of Class A Common Stock and Class B Common Stock to be determined at a later date, such Rollover Shares having an aggregate value of $299,999,962.50. The “Parent Units” consist of 299,999.96 Class A Units, valued at $1,000 per unit, and a certain amount of Class B Units of Parent to be determined at a later date, valued at $0 per unit. Based on the Lopker Entities’ $300 million rollover, the Lopker Entities will own approximately 25% of QAD’s equity value post-Closing. This figure is based on QAD’s post-Closing enterprise value after subtracting the approximately $750 million of debt expected to be incurred by the post-Closing QAD.

The disclosure in the section entitled “Directors and Executive Officers of the Company” under the heading “Other Important Information Regarding the Company” beginning on page 120 of the Proxy Statement is hereby amended by inserting two new paragraphs prior to the last paragraph on page 120:

One of the operating partners at Thoma Bravo, Mr. Paul Zuber, also serves as a director of Houlihan Lokey with Mr. Adelson. While Mr. Adelson and Mr. Zuber at times discussed QAD together, Mr. Adelson did not share material information or discuss material deal terms with Mr. Zuber, who, while involved in discussions surrounding the Merger as an operating partner, was not part of the Thoma Bravo deal team negotiating the Merger.

Additionally, around April 2021, Mr. Adelson, who splits time living in Santa Barbara, California and Los Angeles, California, and Ms. Lopker, who splits time living in Santa Barbara, California and Seattle, Washington, discussed potentially purchasing a plane together as an alternative to commercial flights out of Santa Barbara during the Covid-19 pandemic. Later in April, Mr. Adelson and Ms. Lopker informed Mr. van Cuylenberg of their intention to purchase a plane together. In or around the third week of July, after the Merger Agreement had been signed, Mr. Adelson and Ms. Lopker completed the joint purchase of an airplane. They intend to be co-owners for two years, during which time a third-party service will handle management of the airplane.

Important information for investors and stockholders

This communication is being made in respect of the Merger involving the Company and Parent, an affiliate of Thoma Bravo, L.P. In connection with the Merger, the Company filed a definitive proxy statement on September 9, 2021 with the SEC and intends to file any additional relevant materials with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company mailed the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. The materials filed and to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.qad.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger because they contain important information about the Company and the Merger.

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the Merger under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s definitive proxy statement and other relevant materials that will be filed with the SEC in connection with the Merger when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the definitive proxy statement relating to the Merger.

Forward-looking statements

All statements and assumptions in this communication that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements about the potential benefits of the Merger; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the Merger and the expected timing of completion of the Merger; as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the ability to obtain the requisite approval from stockholders of the Company, (ii) uncertainties as to the timing of the Merger; (iii) the risk that the Merger may not be completed in a timely manner or at all; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require the Company to pay a Company Termination Fee or other expenses; (vii) the effect of the pendency of the Merger on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on the Company’s business, financial position, results of operations and/or cash flows; (x) adverse economic, market or geo-political conditions that may disrupt the Company’s business and cloud service offerings, including defects and disruptions in the Company’s services, ability to properly manage cloud service offerings, reliance on third party hosting and other service providers, and exposure to liability and loss from security breaches; (xi) uncertainties as to demand for the Company’s products, including cloud service, licenses, services and maintenance; (xii) the possibility of pressure to make concessions on pricing and changes in the Company’s pricing models; (xiii) risks related to the protection of the Company’s intellectual property; (xiv) changes in the Company’s dependence on third party suppliers and other third party relationships, including sales, services and marketing channels; (xv) changes in the Company’s revenue, earnings, operating expenses and margins; (xvi) the reliability of the Company’s financial forecasts and estimates of the costs and benefits of transactions; (xvii) the Company’s ability to leverage changes in technology; (xviii) risks related to defects in the Company’s software products and services; (xix) changes in third party opinions about the Company; (xx) changes in competition in the Company’s industry; (xxi) delays in sales; (xxii) timely and effective integration of newly acquired businesses; (xxiii) changes in economic conditions in the Company’s vertical markets and worldwide; (xxiv) fluctuations in exchange rates; and (xxv) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2021, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 27, 2021	QAD INC.

		By:	/s/ Daniel Lender
Name: Daniel Lender
Title: Chief Financial Officer